Exhibit 99.1

Contacts:

Investors:	Media:
Anna Marie Dunlap	Kent Jenkins
SVP Investor Relations	VP Public Affairs Communications
714-424-2678	202-682-9494

CORINTHIAN COLLEGES PROMOTES ROBERT C. OWEN

TO CHIEF FINANCIAL OFFICER

SANTA ANA, California, September 6, 2011 — Corinthian Colleges, Inc. (Nasdaq: COCO) today announced the promotion of Robert C. Owen to executive vice president and chief financial officer.  Mr. Owen has served as Corinthian’s chief accounting officer since February 2005.

Owen will continue to report directly to Kenneth S. Ord, executive vice president and chief administrative officer, who previously also held the title of chief financial officer.

“Bob combines extensive financial management expertise with private sector education experience,” said Jack Massimino, Corinthian chairman and chief executive officer.  “This promotion is the culmination of a thoughtful succession process begun several years ago.  Bob’s promotion speaks to the strong team we have built at Corinthian and ensures a seamless transition.”

“Having worked closely with Bob for the last six years, I know he is eminently qualified and well deserving of his new role,” said Ord.  “I look forward to our continued collaboration.”

Owen, 50, joined Corinthian in 2004 as vice president and controller and was promoted to senior vice president and chief accounting officer in February 2005.  Prior to joining Corinthian, he served as vice president and controller for Princess Cruise Lines and as assistant controller for Royal Caribbean Cruises.  Owen began his career at the international accounting firm, Deloitte LLP, where he served for 11 years in successively responsible audit positions in the U.S. and Canada.  Owen earned a bachelor’s degree in accounting from Florida Atlantic University.

About Corinthian

Corinthian is one of the largest post-secondary education companies in North America.  Our mission is to change students’ lives.  We offer diploma and degree programs that prepare students for careers in demand or for advancement in their chosen fields.  Our program areas include health care, business, criminal justice, transportation technology and maintenance, construction trades and information technology.  We have 122 Everest, Heald and WyoTech campuses, and also offer degrees exclusively online.  For more information, go to http://www.cci.edu/.